Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct 212.407.4935 Main 212.407.4000 Fax 212.407.4990

December 5, 2023

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Ladies and Gentlemen:

We have acted as counsel to Polar Power, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of 4,600,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), which includes 600,000 Shares being offered to cover the full exercise of the over-allotment option granted by the Company to the underwriters, pursuant to the Registration Statement on Form S-3 (File No. 333-252196) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated January 28, 2021 contained in the Registration Statement (the “Base Prospectus”); and the prospectus supplement dated November 30, 2023 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Shares were issued pursuant to an Underwriting Agreement dated November 30, 2023 by and among the Company and the underwriters named therein (the “Underwriting Agreement”). The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus and the Underwriting Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, as amended, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of the Underwriting Agreement and the Prospectus, will be validly issued, fully paid and nonassessable.

Polar Power, Inc. Page 2

In rendering the foregoing opinion, we have assumed that: (i) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement and the Prospectus; and (ii) the Shares will be issued in compliance with applicable federal and state securities laws.

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions. While certain members of this firm are admitted to practice in certain jurisdictions other than New York, in rendering the foregoing opinions we have not examined the laws and we do not express any opinion herein concerning any laws other than the internal laws of the State of New York and the Delaware General Corporation Law or consulted with members of this firm who are admitted in any other jurisdictions other than New York with respect to the laws of any other jurisdiction. Accordingly, the opinions we express herein are limited to matters involving the internal laws of the State of New York and the Delaware General Corporation Law.

In addition, the foregoing opinions are subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Act and to the reference to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP